Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-239871, No. 333-256603, No. 333-265684, No. 333-279842 and No. 333-290195) and Form F-3 (No. 333-286954) of NovaBridge Biosciences (formerly known as I-Mab) of our report dated April 30, 2024, except for the effects of discontinued operations discussed in Note 4 and for the recast of the segment information discussed in Note 3 to the consolidated financial statements, as to which the date is April 3, 2025, relating to the financial statements, which appears in this Form 20-F.

/s/PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China
April 7, 2026